EXECUTION VERSION

Exhibit 4.38

Information in this exhibit identified by brackets and *** has been redacted because it is not material and is the type that the Company treats as private or confidential

ASSIGNMENT AGREEMENT

IN RESPECT OF THE TERRITORY OF CHINA

UNDER THE AMENDED AND RESTATED LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT EFFECTIVE AS OF 29 MAY 2013 BETWEEN ACROTECH BIOPHARMA INC. AND MUNDIPHARMA INTERNATIONAL CORPORATION LIMITED

This ASSIGNMENT AGREEMENT (“Agreement”) is made effective as of  July 31, 2023 (“Assignment Effective Date”):

BY AND BETWEEN:

1.	ACROTECH BIOPHARMA INC., a Delaware corporation having a place of business at 279 Princeton Hightstown Road, East Windsor, NJ 08520, United States (“Acrotech”);

2.	MUNDIPHARMA INTERNATIONAL CORPORATION LIMITED, a Bermuda corporation having its registered office at Victoria Place, 5th Floor, 31 Victoria Street, Hamilton, Bermuda (“MICL”);

3.	Mundipharma MEDICAL COMPANY, a partnership in Bermuda having a place of business at Mundipharma House, 14 Par-la-Ville Road, P.O. Box HM 2332, Hamilton HM JX, Bermuda (“MMCO” and together with MICL, “Mundipharma”); and

4.	CASI PHARMACEUTICALS, INC., a Cayman corporation having a place of business at 1701-1702, China Central Office, Tower 1, No. 81 Jianguo Road, Chaoyang District, Beijing 100025 People’s Republic of China (“CASI”).

(collectively, the “Parties” and each, a “Party”).

WHEREAS:

(A)	Acrotech (as successor-in-interest to Allos Therapeutics, Inc.) and MICL entered into that certain License, Development and Commercialization Agreement amended and restated as of 29 May 2013, as further amended (“License Agreement”), pursuant to which Acrotech and MICL agreed to collaborate to pursue regulatory approval of an anti-folate product known as pralatrexate (“Product”, as further defined in the License Agreement) (tradename Folotyn) for relapsed or refractory peripheral T-cell lymphoma by the EMA, and in other countries in the Licensed Territory (as defined in the License Agreement), with MICL having exclusive rights to develop and commercialize the Product for all indications in, among other territories, the mainland People’s Republic of China (which expressly excludes Taiwan, Macao, and Hong Kong) (the “Assigned Territory” or “China”), and Acrotech retaining all other Product commercialization rights, all on the terms and conditions set forth therein;
(B)	Acrotech (as successor-in-interest to Allos Therapeutics, Inc.) and MMCO entered into a separate Supply Agreement amended and restated as of 29 May 2013 (“Supply Agreement”), pursuant to which MMCO or its designee agrees to purchase its requirements of the Product from Acrotech and Acrotech agreed to supply the Product to MMCO or its designee on the terms and conditions set forth therein;

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(C)	Acrotech and CASI agree (i) for CASI to take over and assume the rights and obligations of MICL under the License Agreement with respect to the Assigned Territory only; (ii) to release and discharge MMCO from its obligations under the Supply Agreement with respect to the Assigned Territory only; and (ii) for Acrotech and CASI to execute a new supply agreement substantially similar to the rights and obligations of MMCO under the Supply Agreement with respect to the Assigned Territory only, in each case with effect from the Assignment Effective Date (as defined below) and thereafter, subject to the terms and conditions of this Agreement (collectively, the “Transactions”);

(D)	A copy of the License Agreement is set out in the Exhibit; and

(E)	In connection with Recital (C) above, the Parties are also desirous of entering into this Agreement to record their mutual understanding and agreement of certain matters in connection with the Transactions.

NOW THEREFORE, it is mutually agreed by the Parties as follows:

1.	INTERPRETATION

1.1	Except where the context otherwise requires or where otherwise defined in this Agreement, all words, expressions and terms used in this Agreement shall have the same meaning as ascribed to them in the License Agreement and the Supply Agreement.
1.2	The provisions of Article 1 (Definitions) of the License Agreement and the Supply Agreement apply to this Agreement as though they were set out in full in this Agreement.
1.3	For the purposes of this Agreement, “Affiliates” means in respect of any Party, any person, firm, trust, corporation, company, partnership or other entity or combination thereof which directly or indirectly (a) controls such Party, (b) is controlled by such Party, or (c) is under common control with such Party; the terms “control” and “controlled” meaning (i) ownership of [***] percent ([***]%) or more, including ownership by one or more trusts with substantially the same beneficial interests, of the voting and equity rights of such person, firm, trust, corporation, company, partnership or other entity or combination thereof; or (ii) the power to direct the management of such person, firm, trust, corporation, company, partnership or other entity or combination thereof. For the purposes of this Agreement, “Affiliates” excludes, in the case of Mundipharma, Purdue Pharma L.P. (U.S.) and any of its subsidiaries.
1.4	For the purposes of this Agreement, “Surviving Provisions” means:
(a)	with respect to the License Agreement: the surviving provisions identified in section 12.7 of the License Agreement.
(b)	with respect to the Supply Agreement: (i) Articles 1 (to the extent defined terms are contained in the surviving articles and sections), 8, 11, 12; (ii) Sections 3.13, 5.5 (in each case, for a period of five (5) years after the Assignment Effective Date), 9.5(b), 9.6, 9.7, 9.8, 14.3, 14.4, 14.6, 14.8, 14.9 and 14.10.
1.5	For the purposes of this Agreement, “Business Day” means a day other than a Saturday, Sunday or public holiday in the United Kingdom, Bermuda, or China, or the federal holidays in the United States of America.
1.6	Pursuant to Article 11 (Confidentiality) of the License Agreement, the Parties acknowledge and agree that the definition of “Confidential Information” shall also include: the existence of this Agreement; any of the provisions of this Agreement; and any communications, arrangements or dealings between the Parties in connection with this Agreement and any matter, cause, issue or thing whatsoever relating to this Agreement.

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1.7	Clause and paragraph headings are inserted for ease of reference only and shall not affect construction.
2.	ASSIGNMENT EFFECTIVE DATE

2.1	The Parties agree that this Agreement shall come into effect from the Assignment Effective Date.
3.	PARTIAL ASSIGNMENT OF LICENSE AGREEMENT

3.1	With effect from the Assignment Effective Date, CASI hereby:

(a)	undertakes to each of Acrotech and Mundipharma that it will assume, and will perform, comply with and observe all of the obligations of Mundipharma under the License Agreement with respect to the Assigned Territory which would, but for this Agreement, be required to be performed by, complied with or observed by Mundipharma with respect to the Assigned Territory on and after the Assignment Effective Date;

(b)	agrees to be bound in every way by all the provisions of the License Agreement with respect to the Assigned Territory by which Mundipharma would, but for this Agreement, be bound with respect to the Assigned Territory on and after the Assignment Effective Date; and

(c)	agrees that Acrotech will be entitled as against CASI to all rights, powers, interests and benefits under the License Agreement with respect to the Assigned Territory which would, but for this Agreement, be exercisable by Acrotech as against Mundipharma with respect to the Assigned Territory on or after the Assignment Effective Date, in each case, as if CASI were named in the License Agreement in place of Mundipharma with effect from the Assignment Effective Date, but only with respect to the Assigned Territory.

3.2	With effect from the Assignment Effective Date, Acrotech hereby:

(a)	accepts the substitution of CASI under the License Agreement in place of Mundipharma as if CASI were named in the License Agreement in place of Mundipharma from the Assignment Effective Date on the terms set out in Clause 3.1, but only with respect to the Assigned Territory;

(b)	undertakes to CASI and Mundipharma that it will perform, comply with and observe all of its obligations under the License Agreement which are required to be performed, complied with or observed by it on and after the Assignment Effective Date;

(c)	agrees to be bound in every way by all the provisions of the License Agreement in favour of CASI as if CASI were named in the License Agreement in place of Mundipharma from the Assignment Effective Date, but in each case only with respect to the Assigned Territory; and

(d)	agrees that CASI will be entitled to all rights, powers, interests and benefits under the License Agreement which would, but for this Agreement, be exercisable by Mundipharma as against Acrotech on or after the Assignment Effective Date and which relate to the period on or after the Assignment Effective Date, but in each case only with respect to the Assigned Territory.

3.3	With effect from the Assignment Effective Date, Acrotech releases and discharges Mundipharma from:

(a)	the performance, compliance and observance of all and any of its obligations and liabilities arising under or in respect of the License Agreement and the Supply Agreement with respect to the Assigned Territory which are required to be performed, complied with or observed on or after the Assignment Effective Date (excluding its obligations under the Surviving Provisions

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of the License Agreement and the Supply Agreement with respect to the Assignment Territory and/or Mundipharma’s obligations under this Agreement or that certain Amendment to the License Agreement entered into as of 30 March 2023 between MICL and Acrotech (“MICL-Acrotech Agreement”)); and

(b)	all and any claims and demands arising under or in respect of the License Agreement and the Supply Agreement with respect to the Assigned Territory which relate to the period on or after the Assignment Effective Date (excluding claims and demands related to Mundipharma’s obligations under the Surviving Provisions of the License Agreement and the Supply Agreement with respect to the Assigned Territory and/or Mundipharma’s obligations under this Agreement or the MICL-Acrotech Agreement).

3.4	With effect from the Assignment Effective Date, Mundipharma releases and discharges Acrotech from:

(a)	the performance, compliance and observance of all and any of its obligations and liabilities arising under or in respect of the License Agreement and the Supply Agreement with respect to the Assigned Territory which are required to be performed, complied with or observed on or after the Assignment Effective Date (excluding its obligations under the Surviving Provisions of the License Agreement and the Supply Agreement with respect to the Assigned Territory or the MICL-Acrotech Agreement); and

(b)	all and any claims and demands arising under or in respect of the License Agreement and the Supply Agreement with respect to the Assigned Territory which relate to the period on or after the Assignment Effective Date (excluding any claims and demands relating to Acrotech’s obligations under the Surviving Provisions of the License Agreement and the Supply Agreement with respect to the Assigned Territory and/or Acrotech’s obligations under this Agreement).

3.5	As between Acrotech and Mundipharma, it is acknowledged and agreed that subject to the Surviving Provisions and the other matters set out in this Agreement, each of Acrotech and Mundipharma irrevocably and unconditionally relinquishes, waives, releases, acquits and forever discharges the other Party and its Affiliates from any and all claims, disputes, actions, charges, contractual obligations, complaints, causes of action, rights, demands, debts, damages or accountings of whatever nature, at law or in equity, known or unknown, asserted or not asserted, which it and/or any of its Affiliates has now or may have in the future against the other Party and/or its Affiliates arising out of or in connection with (a) all and any obligations and liabilities arising under or in respect of the License Agreement and the Supply Agreement with respect to the Assigned Territory prior to the Assignment Effective Date; and (b) Mundipharma’s obligations under Article 6 (Commercialization) of the License Agreement which are required to be performed, discharged or observed prior to the Assignment Effective Date or which otherwise relate to the period prior to the Assignment Effective Date, in each case with respect to the Assigned Territory. Notwithstanding the foregoing, for the avoidance of doubt, the release and waiver set forth in this Section 3.5 shall not apply to continuing obligations set forth in the MICL-Acrotech Agreement. Nothing in this Clause 3.5 shall operate to waive any claim or release Acrotech or any of its Affiliates from any claim or right of action of any kind which Mundipharma or any of its Affiliates may have related to, (i) the condition of the Product or any defects relating thereto, or (ii) Product liability. Nothing in this Clause 3.5 shall operate to limit any claim or liability any Party might have under section 10 of the License Agreement or section 8 of the Supply Agreement.

3.6	The Surviving Provisions with respect to the Assigned Territory shall continue to be applicable to Acrotech and Mundipharma on and after the Assignment Effective Date.

3.7	For the avoidance of doubt:

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(a)	This Agreement and the transfer and assignment of the rights and obligations of Mundipharma with respect to the Assigned Territory pursuant to this Agreement is not a sub-license.

(b)	Mundipharma continues to retain rights in all parts of the Licensed Territory (as defined in the License Agreement) except for the Assigned Territory. For the purposes of construing CASI’s rights and obligations with respect to the Assigned Territory that is transferred and assigned by Mundipharma to CASI pursuant to this Agreement, references to the “Licensed Territory” in the License Agreement and the Manufacturing Agreement as set out in the Exhibit shall be read as “China”.

4.	CASI WARRANTIES

4.1CASI warrants to Acrotech and Mundipharma on a joint and several basis that:

(a)	it is a valid corporation under the laws of the Cayman Islands, and it has power to conduct its business as conducted at the date of entry into this Agreement and at the Assignment Effective Date;

(b)	it has the power, capacity and authority, to enter into, and perform its obligations under this Agreement;

(c)	this Agreement shall, when executed, constitute valid and binding obligations for CASI;

(d)	the obligations in this Agreement do not violate the terms of any other agreement, undertaking, judgment or court order which binds CASI; and

(e)	it or its Affiliates that Develop and Commercialise Products under this Agreement have and shall maintain during the Term all necessary licenses and permits to Develop and Commercialise the Products in the Field in the Assigned Territory.

5.	TRANSITION TERMS

The Parties agree to the terms regarding transition as set out in Schedule 1.

6.	CONFIDENTIALITY

With effect from the Assignment Effective Date, CASI agrees to be bound by article 11 (Confidentiality) of the License Agreement.

7.	COMMUNICATIONS

The Parties agree that any public notices or public communications relating to the Transactions must be agreed in advance between the Parties, unless the content is based on a public notice or public communication previously agreed between the Parties, and provided that such consent shall not be unreasonably withheld, delayed or conditioned. For the avoidance of doubt, the foregoing shall not apply to any communication relating to the Drug Approval Transfer (as defined in Schedule 1), and the provisions in Schedule 1 shall in turn control.

8.	COSTS & EXPENSES

Unless otherwise specified in this Agreement, each of the Parties shall be responsible for its own legal, accountancy and other costs, charges and expenses incurred in connection with the negotiation, preparation and implementation of this Agreement and any other agreement incidental to or referred to in this Agreement.

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9.	WAIVER OF RIGHTS

Any right conferred on the Parties by this Agreement shall be in addition to and without prejudice to all other rights and remedies available to them and no exercise or failure to exercise or delay in exercising any right or remedy shall constitute a waiver by any of them of that or any available right or remedy.

10.	INDEMNITY

10.1	Each Party (respectively, an “Indemnifying Party”) shall indemnify, defend and hold each other Party/ies (an “Indemnified Party”), its Affiliates and its and their respective officers, directors, employees and agents (each, an “Indemnified Person”) harmless from and against any and all Claims to the extent arising out of or resulting from any breach by the Indemnifying Party or its Affiliates of its obligations under this Agreement. The foregoing indemnity obligation shall not apply to Claims (i) to the extent that such Claims arise out of or result from the gross negligence or willful misconduct of the Indemnified Party or its Affiliates, or any related breach by the Indemnified Party of this Agreement or Liabilities are caused directly by the negligence, recklessness or misconduct of an Indemnified Party or its Affiliates or breach of any of the terms of this Agreement or (ii) to Claims for which the Indemnified Party has an obligation to indemnify the Indemnifying Party pursuant to this Section 12.1, as to which Claims each Party shall indemnify the other to the extent of its respective liability for such Claims.

10.2	The Indemnified Party shall give written notice to the Indemnifying Party promptly after learning of such Claim. The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice. The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money. So long as the Indemnifying Party is actively defending the Claim in good faith, the Indemnified Party shall not settle or compromise any such Claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Clause 12.

11.	ENTIRE AGREEMENT

11.1	This Agreement, the agreements referenced herein and any agreements entered into by and amongst Acrotech, Mundipharma and/or CASI (and/or any of their respective Affiliates) on or around the date hereof supersedes and cancels all previous agreements, warranties and undertakings whether oral or written, express or implied, given or made by or between the Parties, and this Agreement constitutes the entire agreement between the Parties in respect of the matters set out herein, and no other terms and conditions shall be included or implied.

11.2	Schedule 1 and all annexes and exhibits to this Agreement constitute an integral part of this Agreement.

12.	AMENDMENT

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No alteration, change or modification of any of the provisions of this Agreement shall be valid unless made in writing and signed by or on behalf of the Parties.

13.	SEVERABILITY

If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this Clause shall not affected the validity and enforceability of the rest of this Agreement.

14.	COUNTERPARTS

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but which counterparts together shall constitute one and the same instrument.

15.	RELATIONSHIP OF PARTIES

This Agreement shall not be construed as constituting a partnership or joint venture between the Parties and none of the Parties shall have the right to bind the other Party/ies to any contract or obligation without the prior express written consent of such other Party/ies.

16.	BINDING EFFECT

This Agreement shall be binding upon and inure to the benefit of the Parties’ respective successors and assigns.

17.	PERFORMANCE BY AFFILIATES

Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement is a breach by such Party, and another Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

18.	THIRD PARTY RIGHTS

Except for the Indemnified Persons, nothing in this Agreement is intended to grant to any third party any right to enforce any provision of this Agreement or to confer any third party any benefits under this Agreement. Except for the Indemnified Persons, a person who is not a party to this Agreement has no right, whether statutory or otherwise, to enforce any provision of this Agreement.

19.	NOTICES

19.1	All notices and communications to be given under or in connection with this Agreement by one Party to the other Party/ies shall be in writing and must be delivered or sent by hand or post to the Party to whom it is to be given as follows:

(a)	to Acrotech at:

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[***]

(b)	to MICL at:

[***]

(c)	to MMCO at:

[***]

(d)	to CASI at:

[***]

19.2	Any notice or other communication sent by post shall be sent by prepaid recorded delivery post (if the country of destination is the same as the country of origin) or by prepaid airmail (if the country of destination is not the same as the country of origin).

19.3	Any notice or other communication shall be deemed to have been given:
(a)	if delivered by hand, on the date of delivery; or
(b)	if sent by post, on the second Business Day after it was put into the post or sent by courier.
19.4	In proving the giving of a notice or other communication, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted by prepaid recorded delivery post or by prepaid airmail.

20.	GOVERNING LAW

This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the laws of the State of New York, without giving effect to any choice of law principles that would require the application of the laws of a different state.

21.	DISPUTE RESOLUTION

21.1	In the event of any disputes, controversies or differences which may arise between the Parties, out of or in relation to or in connection with this Agreement, including any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement, then upon the request of any Party, the relevant Parties agree to meet and discuss in good faith a possible resolution thereof, which good faith efforts shall include at least one in-person meeting between the Executive Officers of each relevant Party. If the matter is not resolved within [***] days following the request for discussions, any such Party may then invoke arbitration under this Clause 22.1. Any dispute, controversy or claim arising out of or relating to the validity, construction, interpretation, enforceability, breach, performance, application or termination of this Agreement that is not resolved by the relevant Parties meeting in good faith to resolve such dispute, controversy or claim as outlined above, shall be settled by binding arbitration administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures then in effect (the “JAMS Rules”), except as otherwise provided herein. The arbitration will be conducted in New York, New York and the Parties consent to the personal and subject matter jurisdiction of the state and federal courts in New York, New York, for any case arising out of or otherwise related to this arbitration, its conduct and its enforcement. Any situation not expressly covered by this Agreement shall be decided in accordance with the JAMS Rules.

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Schedule 1

Transition Terms

1.	Drug Approvals

Current Status

1.1	It is acknowledged by the Parties as follows:

(a)	Switzerland is the country of reference for the Drug Approvals in China.

(b)	MICL’s Affiliate in Switzerland, namely Mundipharma Medical Company (“MMCO”), is currently the holder of (i) the Drug Approvals in Switzerland (“Swiss MA”); and (ii) the Drug Approvals in China. The Drug Approvals in China require, and is dependent on, the Swiss MA.

(c)	MICL’s Affiliate in China, namely, Mundipharma (China) Pharmaceutical Company Limited (“MCPC”) is currently appointed as MMCO’s local agent in China with respect to the Drug Approvals in China.

(d)	The Drug Approvals in China will not be viable if the Swiss MA is withdrawn.

(e)	As agreed between MICL and Acrotech under the MICL-Acrotech Agreement, MMCO shall maintain the Swiss MA in accordance with the terms of the MICL-Acrotech Agreement and shall not be permitted to withdraw the Swiss MA before 31 December 2023, and further that:

(i)	By 31 August 2023, Acrotech will notify MICL if the Swiss MA will be transferred to Acrotech or its designee.

(ii)	If MICL receives such notification for transfer by such date, then subject to the terms of the MICL-Acrotech Agreement, the documents to transfer the Swiss MA from MMCO to Acrotech or its designee (“New Swiss MAH”) will be submitted by Acrotech, or Acrotech shall procure the submission of the same by the New Swiss MAH, no later than 29 September 2023.

(iii)	If MICL does not receive such notification or if Acrotech fails to submit, or procure the submission by the New Swiss MAH of, the documents to transfer the Swiss MA to the relevant authorities by 29 September 2023, then MICL shall procure the withdrawal of the Swiss MA after 31 December 2023 subject to and in accordance with local regulatory withdrawal timelines and notice period required to be given to hospitals and patients.

1.1AIt is agreed by the Parties as follows:

(a)

Notwithstanding paragraph 1.1(e) above, Acrotech shall, or shall procure that the New Swiss MAH shall (i) make all necessary arrangements for the New Swiss MAH to hold the requisite regulatory licenses and to be permitted under applicable Laws to hold the Swiss MA by the time the transfer is to be submitted, which submission shall be no later than 29 September 2023; and (ii) procure that the New Swiss MAH submits the documents to transfer the Swiss MA from MMCO to the New Swiss MAH with effect from 01 January 2024. In connection with the foregoing, (1) Acrotech further agrees to provide Mundipharma and/or its Affiliates with such assistance and documents as reasonably required by Mundipharma and/or its Affiliates to maintain the Swiss MA and the Drug Approvals in China, including (without

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limitation) providing Mundipharma with such assistance and cooperation pursuant to clause 5.1(b) of the License Agreement; and (2) without prejudice to paragraph 6.2 below, Acrotech and Mundipharma shall hold regular meetings (at least [***] every [***] weeks, which may be held virtually) to discuss the progress of the Swiss MA transfer.

(b)

Provided that MICL has provided to Acrotech or the New Swiss MAH all assistance and documents as reasonably required by Acrotech or the New Swiss MAH (and subject to such assistance and documents being requested on a timely basis) to prepare the documents to transfer the Swiss MA from MMCO to the New Swiss MAH with effect from 01 January 2024, Mundipharma and its Affiliates shall not be liable to CASI and its Affiliates (i) in the event that the documentation to transfer the Swiss MA is not submitted by 29 September 2023, or (ii) if the Swiss MA is withdrawn by Mundipharma or its Affiliate in accordance with this Agreement or the MICL-Acrotech Agreement, thereby in each case leading to the unviability of the Drug Approvals in China.  Mundipharma and its Affiliates shall further not be liable to CASI and its Affiliates for any matters arising after the documentation to transfer the Swiss MA is submitted by the New Swiss MAH. The unviability of the Drug Approvals in China arising out of the circumstances mentioned in this sub-paragraph (b) is referred to as “The Unviability Of The Drug Approvals”.

(c)

Mundipharma and its Affiliates shall not be liable to Acrotech and its Affiliates in the event that the documentation to transfer the Swiss MA is not submitted by 29 September 2023 or if the Swiss MA is withdrawn, thereby leading to The Unviability Of The Drug Approvals. The foregoing shall not apply to the extent that MICL is in breach of its obligations with respect to transferring the Swiss MA to Acrotech or its designee under the MICL-Acrotech Agreement or this Agreement.

(d)

Acrotech and its Affiliates shall not be liable to Mundipharma and its Affiliates (i) in the event that the Swiss MA is withdrawn in accordance with the MICL-Acrotech Agreement; and/or (ii) for any matters arising after the Swiss MA is transferred (and related to the period after the Swiss MA is transferred) to the New Swiss MAH pursuant to the MICL-Acrotech Agreement, which for the avoidance of doubt shall include the unviability of any drug approvals for the Product in other territories which has Switzerland as the country of reference. The foregoing shall not apply to the extent that Acrotech is in breach of its obligations with respect to transferring the Swiss MA to the New Swiss MAH under the MICL-Acrotech Agreement or this Agreement or with respect to transferring the Drug Approvals in China under this Agreement.

(e)

Mundipharma will indemnify, defend, and hold harmless Acrotech for any and all third party suits, actions, claims, demands, judgments, liabilities, losses, damages, costs, and expenses (including reasonable attorneys’ fees and court costs) related to, caused by, or resulting from (i) Mundipharma’s violations of applicable law or breach of its obligations under the MICL-Acrotech Agreement or this Agreement with respect to maintaining the Swiss MA; and (ii) Mundipharma’s violations of applicable law or breach of its obligations under the MICL-Acrotech or this Agreement with respect to transferring the Swiss MA to the New Swiss MAH; and (iii) Mundipharma’s negligence, violations of applicable law, or breach of its obligations under this Agreement with respect to transferring the Drug Approvals in China to the New Swiss MAH. The foregoing indemnity shall not apply to the extent that Acrotech has an obligation to indemnify Mundipharma pursuant to paragraph 1.1A(f) below.

(f)

Acrotech will indemnify, defend, and hold harmless Mundipharma and its Affiliates for any and all third party suits, actions, claims, demands, judgments, liabilities, losses, damages, costs, and expenses (including regulatory fines, reasonable attorneys’ fees and court costs) related to, caused by, or resulting from (i) Acrotech’s violations of applicable law or breach

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of its obligations under the MICL-Acrotech or this Agreement with respect to transferring the Swiss MA to the New Swiss MAH; and (ii) Acrotech’s violations of applicable law or breach of its obligations under this Agreement with respect to transferring the Drug Approvals in China to the New Swiss MAH. The foregoing indemnity shall not apply to the extent that Mundipharma has an obligation to indemnify Acrotech pursuant to paragraph 1.1A(e) above.

(g)

The Parties agree and acknowledge that it is the intention of the Parties, and inducement of Acrotech to enter into this Agreement, that Acrotech may only be liable under this Agreement (i) to Mundipharma in accordance with paragraphs 1.1A(f) above and 1.2 below; and (ii) to CASI for actual and direct damages incurred by CASI, as mutually agreed by both Parties, as set forth in the remaining provisions of this Section.  Acrotech’s sole liability under this Agreement to CASI and shall be limited to direct damages directly resulting from Acrotech’s gross negligence or willful misconduct in maintenance of the Swiss MA, after transfer of the Swiss MA from Mundipharma’s Affiliate, thereby resulting in suspension, non-renewal, or revocation of the Swiss MA by applicable Regulatory Authorities. In such instance, Acrotech’s aggregate liability to CASI for such damages shall be limited to reimbursement of the unsold stock of Product held by CASI at the time of Swiss MA suspension, non-renewal, or revocation, by way of credit note. For the avoidance of doubt, under no circumstance shall Acrotech be liable (i) to CASI for direct damages relating to the Drug Approvals in China, on the grounds that CASI shall be responsible for all maintenance relating to such Drug Approvals at CASI’s sole expense; and (ii) to CASI for any direct damages related to applicable Regulatory Authorities revoking the Swiss MA for any reason other than Acrotech’s gross negligence or willful misconduct in maintaining such MA.

(h)

CASI AND MUNDIPHARMA HEREBY WAIVE ANY CLAIM OR CAUSE OF ACTION EACH MAY NOW HAVE OR HEREAFTER ACQUIRE AGAINST ACROTECH OR ITS AFFILIATES ON ANY THEORY OF LIABILITY FOR INDIRECT DAMAGES IN CONNECTION WITH, RESULTING FROM, OR RELATING TO THE SWISS MA OR THE DRUG APPROVALS IN CHINA.  For the avoidance of doubt, under no circumstance shall Acrotech be liable to CASI or to Mundipharma, or any other third party, for any indirect, special, incidental, or consequential damages, including, without limitation, lost profits, business interruption and customer penalties. The Parties agree and acknowledge that it is the intention of the Parties, and inducement of Acrotech to enter into this Agreement, that Acrotech may only be liable under this Agreement for actual and direct damages proven in a court of competent jurisdiction, as set forth in this Section.

Change in Local Agent & Drug Approval Transfer

1.2	In recognition of the matters set out in paragraph 1.1 above, it is agreed by the Parties that:
(a)	Local Agent: With respect to the Drug Approvals in China, CASI’s Affiliate in China shall (i) after the Assignment Effective Date, be appointed as MMCO’s local agent in China; and (ii) after the Swiss MA is formally transferred to the New Swiss MAH, be appointed as the New Swiss MAH’s local agent in China (collectively, “Change of Local Agent”). It is acknowledged

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by the Parties that, with the Change of Local Agent, the Relevant Drug Approval Transferee may pursuant to applicable Laws act on behalf of the holder of the Drug Approvals in China.
(b)	MAH: The Drug Approvals in China currently held in the name of MMCO shall be transferred to the New Swiss MAH (“Drug Approval Transfer”) after the Swiss MA is transferred to the New Swiss MAH.

Once the holder of the Swiss MA is changed from MMCO to the New Swiss MAH, CASI shall in connection with paragraph 1.4 below, take all necessary steps to submit the variations to the Drug Approvals in China for the Drug Approval Transfer and to reflect that the holder of the Drug Approvals in China is changed from MMCO to the New Swiss MAH.  From 01 January 2024 through the Term, Acrotech, either directly or through the New Swiss MAH or its designated agent, shall be solely responsible for all maintenance costs, including filing fees and related attorneys’ fees as required, pertaining to the Swiss MA.

In addition, CASI shall take all necessary steps (including the establishment of all persons and entities and related capabilities as are required under applicable Law) for the Relevant Drug Approval Transferee to fulfil the applicable obligations of local agent of the Drug Approvals in China.  From the Assignment Effective Date through the Term, CASI shall be solely responsible for all maintenance costs, including filing fees and related attorneys’ fees as required, pertaining to the Drug Approvals in China.

For the purpose of this Agreement, (a) MMCO, being MICL’s Affiliate holding the aforementioned Drug Approvals in China as of the Assignment Effective Date shall be referred to as “Relevant Drug Approval Holder”; and (b) CASI or its local Affiliate who will be appointed as local agent in China with respect to the aforementioned Drug Approvals in China shall be referred to as “Relevant Drug Approval Transferee”. In this paragraph 1, obligations of the Relevant Drug Approval Holder shall be read as obligations of MICL to procure that the Relevant Drug Approval Holder shall perform such obligations.

1.3	It is further acknowledged and agreed between the Parties that, on and after the Assignment Effective Date, until the Swiss MA and/or the Drug Approval in China is formally transferred or withdrawn in accordance with this Agreement, Mundipharma and its Affiliates shall conduct only those regulatory activities that are necessary to keep in existence the Swiss MA and/or the current Drug Approval in China. Accordingly, Mundipharma and/or its Affiliates shall have no obligation to:
(a)

conduct any post-registration development activity, including any new regulatory trials which may be requested by a Regulatory Authority for the maintenance of the Swiss MA or any Drug Approval in the Assigned Territory;

(b)

make any variation application related to the Swiss MA or the Drug Approvals in the Assigned Territory, unless such variation  is mandatory to be made prior to the transfer of the Drug Approval in the Assigned Territory according to the relevant Regulatory Authority; and provided always that the foregoing is subject to paragraph 1.4 below and such costs, fees and expenses shall be borne by CASI (if relevant to the Drug Approvals in the China) or Acrotech (if relevant to the Swiss MA); and/or

(c)

maintain the Swiss MA or any Drug Approval in the Assigned Territory in the event that the Swiss MA or such Drug Approval in the Assigned Territory is suspended or withdrawn by any Regulatory Authority other than as a result of Mundipharma’s non-compliance with its obligations under this Agreement.  For clarity, Mundipharma and/or its Affiliates shall not be required to conduct any regulatory activity in relation to (1) the improvement to the aseptic filling line for the Product by Acrotech’s commercial manufacturer, namely Baxter Oncology

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GmbH; (2) any updates to the packaging insert of the Product; and/or (3) any changes to the manufacturing and other processes as set out in the documents entitled “Registered Compliance Relevant Data” (ReCoRD) for Switzerland and/or China and the Technical Agreement (as defined below), except to the extent the lack of regulatory activity by Mundipharma for (1) through (3) would result in a negative impact on (b) or (c) as set forth in this paragraph 1.3.

For further clarity:

(1)	Until the transfer of the Swiss MA and the Drug Approval Transfer, Mundipharma and/or its Affiliates shall not be required to perform, conduct and/or fund any Development activities (including any clinical trials and new study reports); and Mundipharma and/or its Affiliates shall not be required to ensure that the Swiss MA and/or the Drug Approvals in China are up-to-date or otherwise fit for launch or Commercialization in China.
(2)	After the Assignment Effective Date, CASI shall be responsible for fulfilling all conditions imposed by Regulatory Authorities on the current Drug Approval in China and Commercialising the Product in China in accordance with the terms of the License Agreement, including performing the post-marketing study with respect to the Product which is currently a condition of the Drug Approval in China.

Documentation – Change of Local Agent & Drug Approval Transfer

1.4	Without prejudice to paragraph 1.5 below:
(a)	CASI shall (or shall procure the Relevant Drug Approval Transferee shall) be responsible for preparing the documents necessary to complete the Change of Local Agent and the Drug Approval Transfer (including any documents required for variation applications referred to in paragraph 1.3(b) above) (the “Drug Approval Transfer Documentation") and Acrotech and MICL shall co-operate with and provide all such assistance and documents reasonably required by the Relevant Drug Approval Transferee to prepare the Drug Approval Transfer Documentation. For the avoidance of doubt, MICL and/or any of its Affiliates shall not be required to produce or prepare any new material or information in order to comply with this paragraph 1.4(a).
(b)	CASI shall (or shall procure that the Relevant Drug Approval Transferee shall) be responsible for consolidating all documents required to submit the Drug Approval Transfer Documentation to the relevant Regulatory Authority.
1.5	CASI shall procure that the Relevant Drug Approval Transferee submits the finalised Drug Approval Transfer Documentation to the Relevant Authority as soon as practicable after such Drug Approval Transfer Documentation is finalised in accordance with paragraph 1.4 above and after incorporating any comments as may be reasonably be made by MICL, MMCO, MCPC and/or Acrotech (as applicable) (the timing and date of such submission to be agreed with MICL, MMCO, MCPC and/or Acrotech (as applicable)); and in any event taking into consideration the timelines set out in paragraph 1.2 above) and CASI shall promptly thereafter notify MICL, MMCO, MCPC and/or Acrotech (as applicable) of such submission and provide a copy of the relevant Drug Approval Transfer Documentation where appropriate (in the form submitted) to MICL, MMCO, MCPC and/or Acrotech (as applicable).
1.6	CASI shall:
(a)	promptly (and in any event within [***]) days after receipt) notify (and provide copies to) MICL, MMCO, MCPC and/or Acrotech of any communication (whether written or oral)

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received by it (or any Relevant Drug Approval Transferee) from a Regulatory Authority in relation to the Change of Local Agent and/or the Drug Approval Transfer, or (to the extent in connection with the Change of Local Agent and/or Drug Approval Transfer) the Transactions or any relevant matter;
(b)	CASI shall be responsible for preparing, or shall be responsible for procuring that there is prepared (at CASI's cost), any requested response to any request or query from the relevant Regulatory Authority with the intention that such request or query shall be dealt with as promptly and efficiently as possible. In advance of finalising any such response, CASI shall procure that the relevant response is submitted to MICL, MMCO and MCPC so as to allow MICL, MMCO and/or MCPC a reasonable opportunity to provide comments on such response before it is submitted to the relevant Regulatory Authority, and CASI shall incorporate such comments as may reasonably be made by them. CASI shall procure that the Relevant Drug Approval Transferee shall: (i) submit the response to the relevant Regulatory Authority as soon as reasonably practicable after the same has been finalised in accordance with this paragraph 1.6(b); and (ii) provide a copy of the relevant response (in the form submitted) to MICL, MMCO and MCPC; and
(c)	give MICL, MMCO and MCPC reasonable notice of all meetings and telephone calls with any Regulatory Authority in relation to the Change of Local Agent and/or the Drug Approval Transfer, or (to the extent in connection with the Change of Local Agent and/or Drug Approval Transfer) the Transactions or any relevant matter, and give MICL, MMCO and/or MCPC a reasonable opportunity to participate at each such meeting or telephone call (other than to the extent that a Regulatory Authority expressly requests that the other party should not be present at all or party of any such meeting or telephone call, provided that CASI shall not do or permit to be done any act or thing which may cause the Regulatory Authority to make such a request).
1.7	MICL and/or Acrotech shall (or shall procure that their respective Affiliates shall) (as the case may be) sign any notices, applications, submissions, reports and other instruments, documents, materials, correspondence or filings presented to it by CASI or the Relevant Drug Approval Transferee that are reasonably necessary to effect the relevant Change of Local Agent and/or Drug Approval Transfer, provided always that CASI shall have complied with its obligations under this Agreement in respect of such documentation, and that the Relevant Drug Approval Holder reasonably considers that such action is not likely to constitute a breach of applicable Laws by the Relevant Drug Approval Holder or any of its Affiliates. Without prejudice to the foregoing:
(a)	MICL and/or Acrotech shall or shall otherwise procure its Affiliates to provide written notice of its consent to a Change of Local Agent and/or Drug Approval Transfer if required by any Regulatory Authority; and
(b)	MICL shall or shall other procure its Affiliates to provide to CASI or the Relevant Drug Approval Transferee relevant pre-existing Regulatory Materials filed in China or other technical data in its possession or control that relates to the relevant Drug Approval in China and that is reasonably required by a relevant Regulatory Authority or otherwise reasonably required by CASI or the Relevant Drug Approval Transferee to assist CASI or the Relevant Drug Approval Transferee to effect the relevant Change of Local Agent and/or Drug Approval Transfer, provided that MICL, MMCO and MCPC shall not be required to produce or prepare any new material or information in order to comply with this paragraph 1.7(b).
1.8	As soon as practicable (and in any event within [***] days) after the Relevant Drug Approval Holder or Relevant Drug Approval Transferee (as applicable) receives any notification of any impending or actual approval of, or decision related to, the Change of Local Agent and/or the Drug Approval Transfer from the relevant Regulatory Authority, or of the date on which such Change of Local Agent

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and/or Drug Approval Transfer is to take place, CASI shall (and shall procure that the Relevant Drug Approval Transferee shall), as applicable, inform Acrotech, MICL, MMCO and MCPC of the relevant notification or decision, or the expected or actual date of such Change of Local Agent and/or Drug Approval Transfer.
1.9	Unless expressly provided otherwise, each of Acrotech, MICL and CASI (and their respective Affiliates) shall bear its own costs in complying with its obligations under this paragraph 1; provided that all filing and other fees of any Regulatory Authority required in connection with the submission and approval of each Change of Local Agent and Drug Approval Transfer (including all Drug Approval Transfer Documentation) shall be borne by CASI and/or its Affiliates.

Implications for Swiss MA and Drug Approval in China Transfer

1.10	It is acknowledged and agreed that with respect to the Assigned Territory, (a) the Swiss MA will not be formally transferred to the New Swiss MAH by the Assignment Effective Date; and (b) notwithstanding the foregoing, the formal transfer of the Swiss MA does not prohibit CASI or its Affiliates from Commercialising the Products in the Assigned Territory on and after the Assignment Effective Date.
1.11	CASI agrees as follows:
(a)	As CASI and/or its Affiliate will be importing and distributing Product containing reference to MMCO as the holder of the Drug Approvals in China, CASI agrees to certain matters and provides the additional undertakings as set out in Schedule 2;
(b)	CASI and its Affiliates shall from the Assignment Effective Date, bear all fees due to the Regulatory Authorities from Mundipharma or any of its Affiliates in connection with the Change of Local Agent and the Drug Approval Transfer and the maintenance, variation, amendment or renewal of any Drug Approval in China. In the event that Mundipharma and/or its Affiliates agree to provide additional support to CASI in connection with the Change of Local Agent and/or the Drug Approval Transfer, CASI shall reimburse Mundipharma and its Affiliates for all relevant regulatory fees, translations or generation of ancillary documents required to support activities of Mundipharma or any of its Affiliates under this paragraph 1 (the “Services”), along with any other out-of-pocket costs and expenses, incurred by Mundipharma or any of its Affiliates or contractors in connection with the Drug Approvals in China and the Services. CASI shall pay for time incurred by Mundipharma or any of its Affiliates or contractors in performing the Services at Mundipharma Affiliate’s regulatory services’ standard rate card (calculated at US$[***] per person-hour); and
(c)	CASI shall be liable for and shall indemnify, defend and hold harmless the Mundipharma Indemnified Persons from and against any and all Claims which directly or indirectly arise out of or relate to or is in connection with the Relevant Drug Approval Holder holding the Drug Approvals in China following the Assignment Effective Date.

CASI shall indemnify, defend and hold harmless each of the Mundipharma Indemnified Persons from and against any and all Claims which directly or indirectly arise out of or relate to the Change of Local Agent and all and any actions, obligations and liabilities of the Relevant Drug Approval Transferee as the local agent of MMCO.

The foregoing indemnities shall not apply to the extent such Claims result from the gross negligence or wilful misconduct of Mundipharma or its Affiliates. Without prejudice to the foregoing indemnity, following the Assignment Effective Date, CASI and its Affiliates shall be responsible for any and all costs (including the costs of implementing the recall or the

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withdrawal) in connection with the recall or withdrawal of Product in the Assigned Territory save where such recall or withdrawal of Product is required as a result of the gross negligence or wilful misconduct of Mundipharma or its Affiliates. For the avoidance of doubt, Mundipharma and its Affiliates shall have no rights to Commercialise – and shall not Commercialise – the Product in the Assigned Territory on or after the Assignment Effective Date.

2.	Quality

2.1

Acrotech and CASI (or their respective Affiliates) shall enter into a new technical or quality agreement documenting their respective responsibilities with regard to the quality of the Products distributed by CASI in the Assigned Territory on and after the Assignment Effective Date.  The foregoing new technical or quality agreement shall be on substantially similar terms as the Technical Agreement (as defined below).

2.2	Acrotech and Mundipharma shall amend and restate the technical agreement entered into by Spectrum Pharmaceuticals, Inc. (as assigned to Acrotech) and Mundipharma International Limited dated 21 March 2016 (“Technical Agreement”), in order to align it with the provisions of this Agreement.

2.3	To the extent that (i) CASI and/or its Affiliate will be importing and distributing Product while MMCO remains the holder of the Drug Approvals in China; and/or (ii) Product imported and/or distributed by CASI and/or its Affiliates will contain reference to MMCO as holder of the Drug Approvals in China:

(a)	CASI shall cooperate with and render all assistance to Mundipharma or its Affiliates (or its or their respective authorised representative or agent) in a quality audit performed by or on behalf of Mundipharma or its Affiliates on CASI and/or its Affiliate or distributor in China (“Quality Audit”);

(b)	the Parties agree that the Quality Audit (including the preparation and implementation of any corrective and prevention action plan for major and critical non-compliance findings (“CAPA Plan”) shall be completed to the satisfaction of Mundipharma, acting reasonably, before the Product is launched and Commercialised in China;

(c)	in connection with sub-paragraphs (a) and (b) above, (1) CASI and Mundipharma shall use their respective commercially reasonable endeavours to complete the Quality Audit by September 30, 2023 (which for the avoidance of doubt, includes the preparation and implementation of any corrective and prevention actions related to major and critical non-compliance findings); and (2) in the event that by September 30, 2023 Mundipharma has not conducted the on-site audit and inspections of CASI, its Affiliate and/or distributor’s facilities in China pursuant to the Quality Audit (including the preparation and rendering of the report of the Quality Audit done after the on-site audit and inspections) – but provided always that CASI, its Affiliates and distributor in China shall have done all such acts and things to enable Mundipharma to perform and complete the Quality Audit (including the relevant on-site audit and inspections) on or before September 30, 2023 (which shall include without limitation, providing to Mundipharma the duly completed questionnaire for the Quality Audit and all reasonably requested documents and information on or before July 31, 2023 (except that in the case of the commercial and quality agreements between CASI and/or its Affiliate (of the one part) and its distributor in China (of the other part), on or before August 11, 2023) and providing to Mundipharma as many time slots as possible for the on-site audits and inspections, as well as ensuring that the relevant sites and/or facilities are reasonably prepared for the audit and inspection by or on behalf of Mundipharma) – CASI shall thereafter have the right to launch and commercialize the Product in China; and

(d)	Mundipharma and CASI shall, before the Products are launched and Commercialised in China, ensure there is a corresponding quality or technical agreement entered into between

EXECUTION VERSION

Mundipharma (or its Affiliate) and CASI (or its Affiliate) (“CASI-Mundipharma QTA”). As between CASI and Mundipharma, in the event of a conflict between any of the provisions of the CASI-Mundipharma QTA and this Agreement for quality and technical matters, the terms of the CASI-Mundipharma QTA shall prevail.

3.	Pharmacovigilance

3.1

Acrotech and CASI (or their respective Affiliates) shall enter into a new pharmacovigilance agreement documenting their respective responsibilities with regards to all applicable regulatory requirements regarding pharmacovigilance in respect of the Products distributed by CASI in the Assigned Territory on and after the Assignment Effective Date.

3.2

As (i) CASI and/or its Affiliate will be importing and distributing Product while MMCO remains the holder of the Drug Approvals in China; and/or (ii) Product imported and/or distributed by CASI and/or its Affiliates will contain reference to MMCO as holder of the Drug Approvals in China, MICL and CASI (or their respective Affiliates) shall, before such Products are launched and Commercialised in China, enter into a pharmacovigilance agreement documenting their respective responsibilities with regards to all applicable regulatory requirements regarding pharmacovigilance in respect of those Products distributed by CASI in the Assigned Territory on and after the Assignment Effective Date.

3.3

Acrotech and Mundipharma shall amend and restate the pharmacovigilance agreement entered into by Allos Therapeutics, Inc. (as assigned to Acrotech) and MICL dated 22 June 2020, in order to align it with the provisions of this Agreement.

4.	Transition support

4.1	Without prejudice to MICL’s obligations to provide certain Information under paragraphs 1.4 and 1.7(b) above, MICL shall provide such documents and/or information that are requested by CASI in writing, provided that such documents and/or Information is in MICL’s possession or control and is reasonably necessary for the continuation of the Development and/or Commercialization of the Products in the Assigned Territory as carried out by MICL and/or its Affiliates prior to the Assignment Effective Date; provided always that (i) MICL, its Affiliates or their local distributors shall not be under any obligation to create or otherwise generate any document or Information which was not in MICL or its Affiliate’s possession prior to the Assignment Effective Date; and (ii) such documents and/or Information shall not include any documents and Information which MICL or its Affiliates or their local distributors may be prohibited from transferring as a result of any applicable Laws (including personal data protection law and competition law) or the confidentiality provisions of any agreement entered into with a third party.

5.	Cooperation Post-Assignment Effective Date

5.1

After the Assignment Effective Date, each of Acrotech and CASI shall cooperate with and render all assistance to Mundipharma (or its authorised representative or agent) in any audit, investigation, review, inquiry or similar (whether formal or informal) conducted by them and/or any Governmental Authority in respect of any matters under or in connection with this Agreement and the Transactions (including providing Mundipharma and such Governmental Authority with copies of the relevant books and records).

6.	Transition Plan

6.1

Each Party shall use their respective commercially reasonable endeavours to provide such support as may be reasonably necessary to effectuate the Transactions. The Parties shall set out the operational details of the Transactions in a transition plan (“Transition Plan”) promptly after signing of this

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Agreement. Notwithstanding the foregoing, the Parties acknowledge and agree that Mundipharma’s assistance shall be strictly limited to the obligations expressly set out in this Schedule 1.

6.2

As soon as reasonably practicable following the Assignment Effective Date and in order to facilitate the implementation and execution of the Transactions and the Transition Plan, each of the Parties shall put together a transition team to manage the transition activities across the Territory and nominate a transition team leader who will manage the relationship between the Parties with respect to such activities.

6.3

For the avoidance of doubt, it is understood and agreed that the absence of any such Transition Plan will be without prejudice to the full validity and effectiveness of this Agreement and the commitments and obligations of the Parties to perform this Agreement.

EXECUTION VERSION

Schedule 2

Additional Undertakings by CASI

1.	General Undertakings

1.1	With effect from the Assignment Effective Date until the transfer of the Swiss MA to the New Swiss MAH and the Drug Approval Transfer is completed (such period, the “Interim Term”):
(a)	the Relevant Drug Approval Holder shall appoint the Relevant Drug Approval Transferee, and the Relevant Drug Approval Transferee hereby accepts the appointment, as distributor and local agent of the Product in the Assigned Territory under the Drug Approvals in the Assigned Territory on the terms of this Agreement.
(b)	in exercising its rights and performing its obligations in respect of the Product under this Agreement, CASI shall (and shall procure the Relevant Drug Approval Transferee shall) comply with (1) the terms of this Agreement; (2) the Drug Approvals in China; (3) all and any applicable Law (including on good distribution practice) and any requirement of a relevant code of practice (including any code of practice adopted by the pharmaceutical industry bodies in China) for the Commercialisation of prescription-only pharmaceutical products in China, including the PIC/S Guide to Good Distribution Practice for Medicinal Products (PE 011), 2016 Good Supplying Practice (GSP) for Pharmaceutical Products and the IFPMA Code of Pharmaceutical Marketing Practices (collectively, “Regulatory Requirements”); and (4) the applicable standards of good distribution practice for pharmaceutical products of China.
(c)	CASI shall (and shall procure the Relevant Drug Approval Transferee shall) (1) comply with Mundipharma and its Affiliates’ regulatory, quality and safety standard operating procedures where appropriate (all of which will be provided to CASI within a reasonable time following the Assignment Effective Date); (2) update the local livery and labelling of the Products as necessary in accordance with applicable Law; and (3) provide Mundipharma and the Relevant Drug Approval Holder with all documentation and information the Relevent Drug Approval Holder may require in its capacity as holder of the Swiss MA and/or the Drug Approvals in China.
(d)	CASI shall (and shall procure the Relevant Drug Approval Transferee shall) (1) provide Mundipharma and its Affiliates with all reasonable, relevant and accurate information as requested by Mundipharma and/or its Affiliates from time to time; (2) comply with all of Mundipharma and/or its Affiliates’ applicable regulatory processes and procedures; (3) provide all reasonable assistance as requested by Mundipharma and/or its Affiliates from time to time; and (4) comply with the Regulatory Requirements, in each case for the purpose of enabling Mundipharma and its Affiliates to meet their obligations as holder of the Swiss MA and the Drug Approvals in China.

2.	Sale of Mundipharma-Labelled Stock

2.1	The Parties acknowledge that (I) CASI and/or its Affiliate will import and distribute Product while MMCO remains the holder of the Drug Approvals in China; and (II) CASI and/or its Affiliate will – before the Drug Approvals in China are formally transferred to the New Swiss MAH – import and distribute Product that are labelled and packaged with labels containing reference to MMCO as the holder of the Drug Approvals in China (“Mundipharma-Labelled Stock”). Accordingly:

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(a)	CASI and its Affiliates shall be entitled, as necessary, to market, promote, sell and distribute the Mundipharma-Labelled Stock, provided that:

(i)	there are no legal or regulatory impediments that would prevent CASI or its Affiliates from doing so;

(ii)	all activities undertaken by CASI and/or its Affiliates in promoting, marketing, selling and otherwise distributing the Mundipharma-Labelled Stock shall be undertaken by or on behalf of CASI wholly in accordance with all applicable Laws and shall further be undertaken in a way that maintains and does not cause any detriment to the good reputation of Mundipharma and its Affiliates in respect of the Products; and

(iii)	CASI accepts that it is wholly responsible for its sale of Mundipharma-Labelled Stock and accepts any and all liabilities arising from its marketing, promotion, sale and/or distribution, whether such activities are undertaken by or on behalf of CASI, of the Mundipharma-Labelled Stock.

(b)	CASI agrees that it shall purchase the Products directly from Acrotech and that it shall be responsible for the importation of the Mundipharma Labelled-Stock. CASI shall, and shall procure that its Affiliate shall, obtain and maintain all required licences, authorisations, permits and approvals required to import and distribute the Products (including the Mundipharma-Labelled Stock) into China.

(c)	In respect of all Mundipharma Labelled-Stock held by or on behalf of CASI, CASI shall (and shall procure that its Affiliates shall):

(iv)	ensure all Mundipharma Labelled-Stock comply with the relevant Drug Approvals in China, the Regulatory Requirements and the CASI-Mundipharma QTA;

(v)	keep those Mundipharma Labelled-Stock in conditions appropriate for their storage in accordance with GDP, applicable Laws, the relevant Drug Approvals in China and the CASI-Mundipharma QTA; and

(vi)	provide appropriate security for those Mundipharma Labelled-Stock in order to prevent any unauthorized access to, theft or damages of those Mundipharma Labelled-Stock.

(d)	CASI shall be liable for and shall indemnify, defend and hold harmless the Mundipharma Indemnified Persons from and against any and all Claims which directly or indirectly arise out of or relate to or is in connection with the breach by CASI of the provisions in this paragraph 2.

3.	Business Ethics

3.1	CASI acknowledges that Mundipharma and its Affiliates may be required by applicable Laws or industry codes of conduct to document and publicly disclose details of any sponsorship, donation, grant or other payment (including fees, travel, accommodation and any out-of-pocket expenses) to an individual physician or other medical professional, a healthcare institution, or any other person affiliated with a healthcare institution, who may have influence on the decision to purchase, prescribe or use a Product (“HCP”, which definition includes a person under the direction or control of a HCP) on an individual or aggregated basis. CASI represents, warrants and covenants that if the activities to be performed by CASI under this Agreement require the services of a HCP whereby CASI or its Affiliates will be entering into an agreement directly with the HCP, CASI or its Affiliates shall ensure that the agreement includes obtaining the agreed form of consent to the HCP seeking their consent to the public disclosure by Mundipharma and its Affiliates of all transfers of value made directly or indirectly on behalf of the Relevant Drug Approval Holder to the HCP, if required by applicable Laws.

EXECUTION VERSION

3.2	CASI acknowledges that Mundipharma and its Affiliates do not make any special payments whatsoever, in cash or in kind, either directly or indirectly, to any third party with a view of influencing the decision of such third party or in order to obtain any benefit or advantage whatsoever. Nothing in this Agreement authorises CASI or any of its Affiliates to make any such payment, either directly or indirectly, in the performance of its obligations under this Agreement nor shall any Mundipharma or its Affiliates reimburse any such payments.

3.3	Anti-Bribery Compliance

(1)	CASI shall appoint and have in place during the Interim Term a senior employee to take the role of Compliance Officer. If agreed by Mundipharma, this role may be in addition to other business responsibilities for such person. The Compliance Officer shall be responsible for the implementation and oversight of CASI's compliance obligations as required under this Agreement, and shall be a point of contact to Mundipharma and its Affiliates for compliance matters relating to CASI and its Affiliates. Upon request, CASI shall provide the name and contact details of the Compliance Officer to Mundipharma.

(2)	CASI shall:

(a)	conduct all of its activities undertaken in connection with this Agreement lawfully and in compliance with all applicable Laws and the Mundipharma Compliance Policies (as may be amended by Mundipharma and/or its Affiliates from time to time and communicated to CASI) and all Anti-Bribery Laws (collectively, “Relevant Requirements”).

For the purposes of this Agreement:

(i)	“Mundipharma Compliance Policies” means Mundipharma and its Affiliates’ Third Party Code of Conduct and associated policies, operating procedures, direction and guidance for interactions with (1) HCPs or (2) “Government Officials”, meaning any officer, employee, agent or representative of any Government Authority (including Regulatory Authority and any healthcare institution controlled or funded in whole or in part by any Government Authority) or any political party, political party official or candidate for political office; in each case as provided or made available to CASI and as may be amended by Mundipharma and/or its Affiliates from time to time and such amendments communicated to CASI.

(ii)	“Anti-Bribery Laws” means all applicable Laws addressing public corruption or commercial bribery, such as the U.S. Foreign Corrupt Practices Act 1977, the UK Bribery Act 2010, and laws in place in the relevant country or place where this Agreement is being performed and/or where CASI and the Relevant Drug Approval Transferee is domiciled, registered and/or legally established.

(b)	not carry out any act, or fail to take any action which may cause Mundipharma or the Relevant Drug Approval Holder and/or any of their Affiliates and/or any of its or their respective directors, shareholders, employees, consultants, agents or representatives to fail to comply with the Relevant Requirements.

(c)	not, directly or indirectly, make any payment, or offer or transfer anything of value, or agree or promise to make any payment or offer or transfer anything of value, to a Government Official or to any other third party (including private, non-governmental parties) with the purpose of influencing decisions related to Mundipharma or the Relevant Drug Approval Holder, their Affiliates and/or their business in a manner that would

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violate any of the Relevant Requirements. Neither CASI nor the Relevant Drug Approval Transferee has any authority to make, offer, agree or promise any such payment or transfer of value, either directly or indirectly, in connection with the performance of its obligations under this Agreement or the subject matter of this Agreement or on Mundipharma’s or the Relevant Drug Approval Holder’s or any of their Affiliates' behalf, and neither Mundipharma nor the Relevant Drug Approval Holder nor any of their respective Affiliates will reimburse any such payments or transfers of value.

(d)	at CASI’s expense, require its Compliance Officer, senior management and other appropriate employees or subcontractors to attend in-person or on-line compliance training programs organised by Mundipharma from time to time.

(e)	have in place during the Interim Term, and communicate to and train its employees and subcontractors on, CASI's anti-corruption and compliance policy and procedures which shall be identical or substantially equivalent (in the Mundipharma’s opinion) to the Mundipharma Compliance Policies.

(f)	maintain records of all trainings under paragraphs 4.3.2(d) and 4.3.2€ and copies of the content of training in a form satisfactory to Mundipharma, and shall make such records and training content available to Mundipharma promptly upon request.

(g)	promptly disclose to and notify Mundipharma in writing of (i) any known or suspected violations of the Relevant Requirements arising in connection with the performance of its obligations under this Agreement or the subject matter of this Agreement and/or (ii) any known or suspected breach by or on behalf of it of any term of this Agreement. CASI shall, promptly following any request from Mundipharma, complete and provide to Mundipharma a business ethics certification statement in the format requested by Mundipharma, certified by an officer of CASI and/or the Relevant Drug Approval Transferee. Upon signing of each such certification, CASI represents and warrants that it and/or the Relevant Drug Approval Transferee complies with all the requirements set out in such certification.

(h)	have and shall maintain in place throughout the Interim Term its own policies and procedures to ensure compliance with the Relevant Requirements, and will enforce them where appropriate. Mundipharma reserves the right from time to time to review CASI and/or the Relevant Drug Approval Transferee's compliance policies and procedures and, at Mundipharma’s discretion, attend CASI and/or the Relevant Drug Approval Transferee's compliance trainings. CASI has a continuing duty to provide information to Mundipharma as needed for its compliance due diligence research.

(i)	promptly report to Mundipharma any request or demand for any undue or suspicious financial or other advantage of any kind received by CASI or any of its Affiliates in connection with the performance of this Agreement.

(j)	not retain any Government Official or government employee, a political party official or a candidate for political office to perform its obligations under this agreement unless it has been approved in writing in advance by an authorised representative of Mundipharma and if necessary, by the competent authority or authorities and such Government Official's or government employee's employer.

(k)	immediately advise Mundipharma (in writing) in the event CASI becomes aware that any person engaged in the performance of its obligations under this Agreement is or becomes a Government Official or government employee, a political party or a candidate for political office.

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(l)	promptly and proactively notify Mundipharma (in writing) of any name changes, changes to ownership structure or Principal Individuals (meaning any and all shareholders, directors or other employees of CASI who hold a significant position in which they exercise authority, discretion, or influence on CASI’s behalf that can materially impact CASI’s operations or reputation), company registration details, address or contact information, or other material changes to its company or operations; and

(m)	immediately notify Mundipharma (in writing) of any correspondence or communication received from any Government Authority regarding any investigations, audits or findings relating to CASI and/or its Affiliates’ compliance with the Relevant Requirements.

4.	Records and Audits

4.1	During the Interim Term, and for a period of [***] years thereafter or longer if required by applicable Laws (including GMP), CASI shall, and shall procure that its Affiliates and subcontractors shall, keep at its normal place of business the Records. For the purpose of this Agreement, “Records” means the records in Schedule 3.

4.2	CASI shall maintain all Records in accordance with (as applicable), applicable Laws, generally accepted accounting principles in China, or as otherwise reasonably required by Mundipharma.

4.3	On no less than [***] days’ notice (for routine audits) and [***] Business Days’ notice (for urgent audits) from Mundipharma, CASI shall:
(a)	make the Records available for inspection during normal business hours by Mundipharma and/or its Affiliates (or its or their nominee(s)) for the purpose of general review or audit;
(b)	permit Mundipharma and/or its Affiliates (or its or their nominee(s)) access to any premises and personnel at which or by whom any activities in connection with this Agreement are carried out, for the purposes of enabling Mundipharma and/or its Affiliates (or its or their nominee(s)) to, (i) inspect such premises and to monitor CASI’s (or the Relevant Drug Approval Transferee or any if its or their subcontractor’s) compliance with its obligations under this Agreement, (ii) undertake a quality assurance and/or GDP compliance audit, and/or (iii) undertake compliance monitoring in respect of CASI’s compliance with the Anti-Bribery Laws and Mundipharma Compliance Policies, in each case at any time during the Interim Term (but no more than once in any calendar year per type of audit, other than for a quality assurance audit, which shall be no more than [***] in any year), unless, in each case, such Mundipharma and/or its Affiliates have has reason to believe that CASI or its Affiliate is in breach of its obligations under this Agreement).
(c)	CASI shall, (i) remedy or cause the remedy of any deficiencies noted in any such audit within [***] days (or, if such deficiencies are deemed to be critical findings in the reasonable opinion of Mundipharma and/or its Affiliate, [***] days), or (ii) if any such deficiencies cannot reasonably be remedied within the relevant time period, present to Mundipharma a written plan of corrective and preventive action (CAPA) to remedy such deficiencies as soon as possible. The foreging shall be without prejudice to any additional rights or remedies that Mundipharma and/or any of its Affiliates may have at Law or otherwise.

The rights of Mundipharma and/or its Affiliates under this paragraph 4 shall survive the expiry of the Interim Term.

4.4	Notwithstanding paragraph 4.3 and the expiry of the Interim Term, in the event of any investigation by any Governmental Authority in respect of the distribution of the Products by CASI and/or its

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Affiliates under this Agreement, CASI agrees to cooperate with Mundipharma and/or its Affiliates in respect of such investigation, including providing Mundipharma and/or its Affiliates and such Governmental Authority with copies of the relevant Records.

4.5	CASI acknowledges that the provisions of this paragraph 4 do not relieve CASI of any of its obligations under this Agreement.

4.6	Mundipharma and/or its Affiliates, or its or their nominee, may take (or request and CASI shall promptly provide) copies of or extracts from any Records during any review or audit carried our under this paragraph 4.

4.7	Each Party shall bear its own costs relating to any review or audit carried out pursuant to this paragraph 4 unless such review or audit identifies a breach of this agreement by or on behalf of CASI, in which event CASI shall pay to Mundipharma the reasonable costs and expenses of such review or audit.

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Schedule 3

Records

●	All benefits and things of value provided to customers, intermediaries, or other persons.
●	Accurate training and staff qualification records in respect of all sales staff and personnel (which CASI shall promptly provide to the Mundipharma following a request from Mundipharma for the same) including the adoption and implementation of, and training under its compliance program.
●	Accurate inventory records, monitoring of customer orders and volumes to meet any local regulations and due diligence for the handling of products to ensure integrity and security of the supply chain including capability to monitor individual customer requirements with available evidence of appropriate demand.
●	Books, records and other documentation relevant to the engagement by CASI or its Affiliates or subcontractors of HCPs in connection with the activities performed by CASI or its Affiliates or subcontractors under or in connection with this Agreement and all transfers of value made thereto.
●	Accurate and complete records and other documentation of its compliance with the Mundipharma Compliance Policies, including any and all records and documentation required by the Mundipharma Compliance Policies.
●	Copies of any correspondence or communications with any Regulatory Authority in relation to the Products.
●	Appropriate, up-to-date and accurate records to enable the immediate recall of any Products or batches of Products from the retail or wholesale markets, including records of deliveries to customers (including batch numbers, delivery date, name and address of customer, telephone number, fax number and email address).
●	If not covered above, records and documentation that CASI or its Affiliates or subcontractors are required to keep by applicable Laws.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers.

ACROTECH BIOPHARMA INC.

[***]

_____________________________

Name: [***]

Title:   [***]

Date:   [***]

Mundipharma INTERNATIONAL CORPORATION LIMITED

[***]

_____________________________

Name:[***]

Title:[***]

Date:[***]

Mundipharma MEDICAL COMPANY

[***]

_____________________________

Name:[***]

Title:[***]

Date:[***]

CASI PHARMACEUTICALS, INC.

[***]

_____________________________

Name:[***]

Title:[***]

Date:[***]